UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 30, 2008
Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33137 (Commission File Number)	14-1902018 (IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland (Address of Principal Executive Offices)	20850 (Zip Code)
Registrant’s telephone number, including area code: (301) 795-1800
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 30, 2008, Emergent BioDefense Operations Lansing Inc., a wholly owned subsidiary of Emergent BioSolutions Inc. (the “Registrant”), entered into an agreement with the U.S. Department of Health and Human Services (“HHS”) to supply up to 14.5 million doses of BioThrax® (Anthrax Vaccine Adsorbed) (“BioThrax”) to HHS for placement into the strategic national stockpile (the “SNS”). The maximum amount to be paid to the Registrant by HHS under the agreement is $404 million. The actual value of the contract could be less than $404 million, depending on the expiration dating of product delivered to the SNS and appropriations, as described in further detail below. The term of the agreement is from September 30, 2008 through September 30, 2011. Delivery of doses under the agreement is scheduled to commence in September of 2009, immediately following the scheduled completion of deliveries under the Registrant’s current 18.75 million dose supply contract with HHS, and continue through September of 2011.
If the U.S. Food and Drug Administration (“FDA”) approves the Registrant’s pending supplement to its biologics license application to extend the shelf life of BioThrax from three years to four years, and if four-year dated lots of BioThrax are available at the time of delivery of a particular lot or shipment, we must deliver four-year dated product to the SNS. In the event FDA has not approved four-year dating at the time of such delivery, we may instead deliver three-year dated product to the SNS. Four-year dated product will be invoiced at a higher price than three-year dated product. The total purchase price for 14.5 million doses will be between $362.7 million and $402.8 million, depending on product dating.
Under the agreement, we have agreed to provide all shipping services related to delivery of doses into the SNS over the term of the agreement for which HHS has agreed to pay the Registrant approximately $1.9 million. We will invoice HHS under the agreement upon completion of each delivery of BioThrax doses to the SNS.
Funds for the procurement of the first 5.7 million doses of BioThrax have been committed. Procurement of the remaining 8.8 million doses will be funded through the annual appropriations process for the SNS.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2008	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ R. Don Elsey
R. Don Elsey
Senior Vice President Treasury and Finance, Chief Financial Officer and Treasurer